MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“Agreement”), dated April 18, 2005, is between InNexus Biotechnology, Inc. (“InNexus”) and Mayo Clinic Arizona (“Mayo”).

I.   GENERAL PRINCIPLES

InNexus and Mayo have, and continue to develop, certain proprietary technologies and unique expertise and facilities in a number of areas of research of mutual therapeutic interest. The parties believe that their respective expertise and research interests present unique opportunities for research and development collaboration. The parties desire to enter into this Agreement to provide a framework to evaluate potential areas of collaboration and to establish certain rights and obligations between the parties during such evaluation.  In the event the parties desire to collaborate or enter into any other transaction, such collaboration or other transaction shall be entered into pursuant to a separate written agreement signed by the parties.  This Agreement imposes no obligation on either party to enter into any separate collaboration agreements as described below.

II.  AREAS OF POTENTIAL COLLABORATION

Mayo and InNexus will work together to (i) identify research and development initiatives of mutual interest, (ii) determine the contract and administrative arrangements best suited to each of those initiatives, and (iii) work cooperatively to carry out those initiatives and any other activities within the scope of this Agreement.  The initial areas of potential collaboration identified by the parties include, without limitation:

1.

Clinical Research; and

2.

Pre-clinical Research.

III.  EVALUATION

Each party shall bear its own expenses in connection with any evaluations undertaken pursuant to this Agreement.  Each party acknowledges that they are not, nor will they in the future, use any broker with respect to any transaction entered into between Mayo and InNexus without the written consent of the other party.

IV.  CONFIDENTIAL INFORMATION

A.

Any written information exchanged by the parties and entitled to protection under this Agreement shall be marked “CONFIDENTIAL,” or words of similar import.  If oral, visual, or other non-written manner of disclosure or otherwise undisclosed proprietary information is made, such information shall be entitled to protection only if identified as confidential upon initial disclosure to the extent possible, and if a written notice with a reasonably complete summary of all such disclosures, appropriately stamped or marked, is delivered to the receiving party addressed as noted hereafter in this Agreement within thirty (30) days of such disclosure.  Any markings, stamps, or legends identifying confidential information shall not impose any obligations on either party inconsistent with this Agreement.  Any copies of the information made by the receiving party shall reproduce the confidential markings and any other legends contained on such information.  The proprietary information includes, without limitation, all research, data, clinical results, testing, intellectual property (regardless of whether patentable), models, product information, works-in-progress, know-how and other information and materials that either party reasonably deems to be proprietary.  Notwithstanding any of the foregoing, any patient identifiable information viewed while on Mayo’s premises will be deemed proprietary information without a requirement for marking and the obligations pertaining thereto will not be subject to expiration after three (3) years or any exceptions to confidentiality.

B.

The receiving party shall hold each item of proprietary information so received in confidence until three (3) years after the expiration of this Agreement.  During such period, the receiving party shall use proprietary information of the disclosing party received hereunder only to carry out the purpose of evaluating potential areas of collaboration between the parties and shall disclose such proprietary information only to its employees and agents having an actual “need to know” with respect to such purpose.  Neither party shall, without the prior written consent of the other, use in whole or in part, proprietary information disclosed by the other under this Agreement to manufacture any products or to provide any services or for any other purpose.  The receiving party shall make no reproduction of the proprietary information of the disclosing party without the express written consent of the disclosing party, except as is essential to carry out the purposes of this Agreement.

C.

Proprietary information shall not be afforded the protection of this Agreement if, such information is:

(1)

developed by the receiving party independently of the disclosed proprietary information of the disclosing party, and reasonable written documentation exists to demonstrate such independent development; or

(2)

rightfully obtained without restriction by the receiving party from any third party who is not restricted from making such disclosure by any direct or indirect obligation of confidentiality to the disclosing party herein; or

(3)

becomes known and available to the general public other than through the fault of the receiving party; or

(4)

subject to disclosure under a facially valid court order, warrant or subpoena, but only if the party required to disclose first gives the other party immediate oral and written notice of the court order, warrant, or subpoena to permit the owner of the information to take appropriate legal action in the circumstances.

The receiving party shall exercise the same standard of care in protecting the disclosing party’s proprietary information which it would reasonably use to protect its own proprietary or confidential information.  In the event of inadvertent disclosure or use, the party making the inadvertent disclosure shall immediately upon discovery of such accidental disclosure or use, notify the other party and shall endeavor to prevent any further unauthorized disclosure or use. Such inadvertent disclosure will not relieve either party from continued adherence to the terms and conditions of this Agreement.

D.

Nothing in this Agreement shall be construed as granting or conferring any rights on the part of either party by license or otherwise, express or implied, to any intellectual property of the other party.   Inventorship of any inventions conceived as a result of discussions or activities under this Agreement will be determined by United States Patent Law.  Each party will own any intellectual property conceived or developed solely by one or more of its employees as a result of discussions or activities under this Agreement and the parties will jointly own any intellectual property conceived or developed jointly by one or more employees of both parties as a result of discussions or activities under this Agreement. With respect to jointly owned intellectual property neither party shall have the right to grant any rights to the inventions without the written consent of the other party (which shall not be unreasonably withheld).  The parties will promptly notify the other upon identification of any sole or joint intellectual property by providing a description of the intellectual property to the other party.  Mayo and InNexus represent to each other that no employee will engage in discussions or activities, including receipt of proprietary information, under this Agreement unless under an obligation to assign all of his or her rights in any intellectual property developed under this Agreement to InNexus or Mayo, as applicable.  The parties may supercede or modify the intellectual property terms of this Agreement by express written agreement in a separate written collaboration agreement.  The parties intend to protect the confidentiality of all intellectual property provided by either party under this Agreement to the full extent permitted by all applicable law.

V.   DISCLAIMER

NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, REGARDING ANY INFORMATION SHARED, OR ITS PERFORMANCE, UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF THE MERCHANTABILITY, USE OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY RESEARCH RESULTS AND ANY WARRANTY AGAINST INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS.

Each party will be responsible for its own actions and those of its employees under this Agreement.

VI.  TERM AND TERMINATION

This Agreement is effective on the date first set forth above (“Effective Date”), and shall survive for 24 months from the Effective Date, unless terminated earlier by either party, effective upon written notice to the other party.  The terms of Section IV above shall survive termination of this Agreement.  Upon termination of this Agreement, each party shall promptly return (or destroy at the request of the other party) all proprietary information provided by the other party.

VII.  GENERAL

A.

It is mutually understood and agreed that the relationship between the parties is that of independent contractors.  Neither party is the agent, employee, or servant of the other.  Except as specifically set forth herein, neither party shall have nor exercise any control or direction over the methods by which the other party performs work or obligations under this Agreement.  Further, nothing in this Agreement is intended to create any partnership, joint venture, lease, or equity relationship, expressly or by implication, between the parties.

B.

This Agreement contains the entire understanding between the parties and supercedes any previous or contemporaneous understanding, oral or written, with respect to the subject matter of this Agreement.

C.

This Agreement shall not be amended or modified except by a writing signed by both parties and identified as an amendment to this Agreement.

D.

This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Arizona, except that no Arizona conflicts-of-law or choice-of-law provisions shall apply to this Agreement.

E.

Neither party may assign it rights hereunder to any third party without the prior written consent of the other party.  Any purported assignment in violation of this clause is void.  Such written consent, if given, shall not in any manner relieve the assignor from liability for the performance of this Agreement by the assignee.

F.

This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assignors.

G.

All notices and other business communications between the parties related to this Agreement shall be in writing, sent by certified mail, addressed as follows:

If to Mayo:

Mayo Clinic Arizona

13400 East Shea Boulevard

Scottsdale, AZ 85259

Attn:

Chair, Research Services

If to InNexus:

InNexus Biotechnology, Inc.

1400-400 Burrard Street

Vancouver, B.C. V6C 3G2

Attn:

President and CEO

Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing.  Either party may change its address by giving written notice in compliance with this section.

H.

In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

I.

The failure of either party to complain of any default by the other party or to enforce any of such party’s rights, no matter how long such failure may continue, will not constitute a waiver of the party’s rights under this Agreement.  The wavier by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision.  No part of this Agreement may be waived except by the further written agreement of the parties.

J.

Neither party will use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of the other (“Owning Party”), or the name of any employee or agent, without the Owning Party’s prior, written, express consent.   Notwithstanding the foregoing, nothing herein shall construed to prevent either party from making any public disclosure required by law or required pursuant to the applicable rules and policies of any stock exchange or other applicable securities regulatory authority having jurisdiction.

The parties have signed this Agreement as set forth below:

“INNEXUS”

“MAYO”

INNEXUS BIOTECHNOLOGY, INC.

MAYO CLINIC ARIZONA

“Alton C. Morgan”

“James Anderson”

By:

By:

       Alton C. Morgan, Ph.D.

       James G. Anderson

       President and CEO

       Treasurer

Date:

April 26, 2005

Date:

       April 27, 2005

InNexus MCA Research MOU

(Prep. 4/17/05)